Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

THIRD QUARTER 2004 RESULTS

Salix Achieves Profitability and Delivers $0.19 per Share, Fully Diluted

COLAZAL Guidance for 2004 Increased to $80 Million

RALEIGH, NC, November 9, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the third quarter ended September 30, 2004.

Total product revenue, derived primarily from sales of COLAZAL® (balsalazide disodium) Capsules 750 mg, was $33.5 million for the third quarter compared to $14.1 million for the third quarter of 2003. This represents a year-over-year increase of 138%. Total product revenue was $72.8 million for the first nine months of 2004, an increase of 89% over total product revenue of $38.6 million for the first nine months of 2003. Sales of COLAZAL generated product revenue of $20.7 million for the third quarter of 2004 compared to $14.1 million for the third quarter of 2003. This represents an increase of 47% over the prior year period. COLAZAL revenue for the first nine months of 2004 was $59.0 million, an increase of 53%, compared to $38.6 million for the first nine months of 2003. Sales of XIFAXAN™ (rifaximin) tablets 200 mg generated product revenue of $9.7 million, net of reserves, for the third quarter of 2004. Cost of sales was $5.9 million for the third quarter and $15.3 million for the first nine months of 2004. Gross margin on total product revenue was approximately 82% for the third quarter and 79.1% for the first nine months. The Company reported net income of $7.6 million, or $0.19 per share, fully diluted, for the third quarter ended September 30, 2004 and a year-to-date net income of $3.3 million, or $0.08 per share, fully diluted.

Research and development expenses were $5.2 million for the third quarter of 2004, compared to $5.5 million for the prior year period. Research and development expenses totaled $14.7 million for the first nine months of 2004, compared to $17.1 million for the first nine months of 2003. Research and development expenses for the period decreased primarily due to XIFAXAN amendment filing expenses that occurred during 2003. Selling, general and administrative expenses were $14.6 million for the third quarter of 2004 and $41.6 million for the first nine months of 2004, compared to $9.4 million and $28.3 million for the corresponding periods of 2003. Selling, general and administrative expenses for the period increased primarily due to XIFAXAN market research and launch activities.

Cash, cash equivalents and investments were $42.1 million on September 30, 2004.

Adam Derbyshire, Senior Vice President, Finance and Administration, and Chief Financial Officer, stated, “We are pleased to be able to announce our first profitable quarter. Based upon information currently available, we are increasing our guidance for net COLAZAL sales for 2004 from approximately $77 million to approximately $80 million. Based upon our guidance of at least $100 million for total net product sales for 2004, we continue to believe that we will be profitable for the fourth quarter at a level that should result in our being able to deliver earnings per share of $0.17, on a fully-diluted basis, for the entire year ending December 31, 2004. Additionally, for 2005, based upon information currently available, we expect total Company net product sales to be in the range of $150 - $155 million.”

Commenting on the Company’s activities for the quarter, Carolyn Logan, President and Chief Executive Officer, commented, “COLAZAL continues to achieve strong growth. During the third quarter of 2004, according to NDC data, approximately 94,000 prescriptions were written compared to approximately 81,700 written during the third quarter of 2003. This represents a year-over-year increase of 15 percent. COLAZAL has achieved steady growth with respect to sales and prescriptions since its launch in 2001. Sales have increased from $14.1 million in 2001 to an estimated level of $80 million in 2004. Prescriptions have increased from 68,000 in 2001 to approximately 276,500 for the first nine months of 2004.

“The launch of XIFAXAN has been the focus of the Company’s efforts during the third quarter. We were very pleased with the initial distribution of XIFAXAN. We set a target of 35,000 pharmacies for initial distribution and exceeded that target by stocking XIFAXAN in nearly 40,000 pharmacies across the country. Market research, as well as feedback from gastroenterologists and other physicians over the past two and one-half years, clearly indicates that a nonsystemic, gut-selective antibiotic such as XIFAXAN has an important role to play in providing a solution to a number of poorly met or unmet medical needs. We believe that XIFAXAN provides an opportunity to demonstrate how Salix is uniquely qualified to execute a marketing and sales strategy to effectively educate a targeted universe of medical specialists and to facilitate their utilization of a product designed to meet the needs of their patients. We have embarked on executing an extensive plan whereby key opinion leaders and other leading specialists are educating their peers on XIFAXAN and the use of antibiotic therapy in addressing the needs presented in their clinical practices. We are confident that the efforts of these product advocates, in tandem with the efforts of our sales and marketing team, will result in the continued and increased adoption and utilization of XIFAXAN by our targeted physicians.

“Many physicians have gained an introduction to XIFAXAN by means of the Company’s presence at medical conventions during the past eight weeks. In recent weeks Salix conducted a variety of activities at the annual meetings of the Infectious Disease Society of America, the American Academy of Family Physicians, the American Association for the Study of Liver Disease, and the American College of Gastroenterology. These meetings provided opportunities for Salix to support events such as poster presentations, CME symposia and advisory meetings and also allowed for direct contact between physicians and Company personnel.

“We believe we have the components that are essential for a successful XIFAXAN franchise. First and foremost, the product itself, XIFAXAN is a well-tolerated and effective nonsystemic, gut specific antibiotic. Secondly, we have a well-trained and experienced sales force capable of fully serving the medical community, and thirdly, we have the support and confidence of a network of key opinion leaders and other leading specialists who are pleased to have a nonsystemic, gut selective antibiotic available in the United States and who are actively exploring its potential as a solution to the bacterial component of a host of gastrointestinal conditions.

“During the third quarter of 2004 we also continued to make progress with the ongoing development efforts for our products. The FDA has now assigned a meeting date of December 13, 2004 for us to discuss our development plan regarding XIFAXAN for the treatment of hepatic encephalopathy. Our plan – as we have stated previously – is to present a clinical data package that incorporates data collected from studies conducted in Europe and data collected from our placebo-controlled study. We intend to seek a label amendment based upon these data and the input of several key opinion leaders who will join us when we meet with the Agency. In the event that the Agency requires additional data, we are prepared to discuss our recommendations for an additional study.

“Tomorrow Dr. David Taylor, Vice President Medical and Safety and Chief Medical Officer, will present the results of a recently completed study investigating XIFAXAN for the prevention of shigellosis at the annual meeting of the American Society of Tropical Medicine and Hygiene. The results of this double-blind, placebo-controlled study suggest that prophylactic use of XIFAXAN can prevent shigellosis. This finding, combined with Dr. Herbert DuPont’s work in Mexico suggesting the prophylactic efficacy of XIFAXAN in travelers’ diarrhea, provides a powerful case for development of XIFAXAN as a prophylactic agent.

“Patient enrollment is ongoing in the Company-funded, independent research study of XIFAXAN for the treatment of small intestinal bacterial overgrowth in irritable bowel syndrome patients. Plans are moving forward to complete the study in time to submit an abstract of the findings for presentation at Digestive Disease Week in May 2005.

“Work is underway to study the pediatric use of COLAZAL. Study sites have been identified and patient enrollment is currently underway. Work also is progressing to study the pediatric use of XIFAXAN. The FDA has agreed with our development plan, and we intend to initiate a study during the first quarter of 2005.

“We met with the FDA on October 6 to discuss our development plan for granulated mesalamine. The Agency accepted our plan for two Phase III trials. The protocol for the study has been finalized, and our goal is to begin enrolling patients by year end.”

The Company will host a conference call at 9:00 a.m. ET, on November 9, 2004 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company’s web site through November 15.

The telephone numbers to access the conference call are (800) 946-0741 (U.S. and Canada) or (719) 457-2649 (international). The access code for the call is 952908. A replay of the call will be available from 12:00 noon, ET, November 9 through November 15. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code for the call is 952908.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%). Salix also markets AZASAN™ (azathioprine tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine is under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Azasan™ is a registered trademark of aaiPharma Inc.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

Table follows

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.	**CONFIDENTIAL - DRAFT**
Condensed Consolidated Statements of Operations
Unaudited
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2004 (unaudited)	September 30, 2003 (unaudited)	September 30, 2004 (unaudited)	September 30, 2003 (unaudited)
Revenues:
Product revenue	$33,546	$14,124	$72,845	$38,579
Revenue from collaborative agreements	—	—	3,799	—

Total revenues	33,546	14,124	76,644	38,579

Operating Expenses:
Cost of products sold	5,872	3,287	15,250	9,120
License fees and costs related to collaborative agreements	—	31	1,837	94
Amortization of intangible assets	381	—	381	—
Research and development	5,171	5,501	14,695	17,111
Selling, general and administrative	14,559	9,369	41,559	28,346

Total costs and expenses	25,983	18,188	73,722	54,671

Income (loss) from operations	7,563	(4,064)	2,922	(16,092)
Interest and other income/(expense), net	114	91	444	(356)
Income tax expense	105	—	105	—

Net income (loss)	$7,572	$(3,973)	$3,261	$(16,448)

Net income (loss) per share, basic	$0.21	$(0.12)	$0.09	$(0.51)

Net income (loss) per share, diluted	$0.19	$(0.12)	$0.08	$(0.51)

Weighted average shares outstanding, basic	36,239	32,478	36,015	32,252

Weighted average shares outstanding, diluted	39,315	32,478	39,006	32,252

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2004 (unaudited)	December 31, 2003 (audited)
Assets
Cash, cash equivalents and investments	$42,065	$64,807
Accounts receivable, net	19,816	3,598
Inventory, net	22,437	16,094
Other assets	19,553	6,353

Total Assets	$103,871	$90,852

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$22,138	$13,360
Deferred revenue	—	3,557

Total current liabilities	22,138	16,917

Common stock	36	36
Additional paid-in-capital	169,839	165,281
Other comprehensive loss	(676)	(655)
Accumulated deficit	(87,466)	(90,727)

Total stockholders’ equity	81,733	73,935

Total Liabilities and Stockholders’ Equity	$103,871	$90,852